EXHIBIT 99.1

EMPIRE FINANCIAL ANNOUNCES SIGNIFICANT AGREEMENTS INVOLVING ADDITIONAL EQUITY AND A CHANGE OF CONTROL

Monday May 23, 7:00 am ET

LONGWOOD, Fla., May 23 /PRNewswire-FirstCall/ -- Empire Financial Holding Company (Amex: EFH - News), a financial brokerage services firm serving retail and institutional clients, is pleased to announce today that it has consummated a series of agreements that results in the Company obtaining additional capital and converting outstanding debt and obligations into convertible preferred stock, as well as a change in control of the Company.

Pursuant to the terms of the various agreements, the Company has sold to EFH Partners, LLC, shares of newly issued convertible preferred stock with a stated value of $700,000, in exchange for $500,000 of cash and the cancellation of a $200,000 note previously issued by the Company. The preferred stock is convertible into shares of Company common stock at $.60 per share. The Company has also granted to EFH Partners an option to acquire an additional 1,666,666 shares of Company's common shares at an exercise price of $.60 per share. This option will expire in two years, unless accelerated as provided in the option. In addition to the issuance of the preferred stock and the option, the Company has received a three-year loan from EFH Partners in the amount of $250,000.

The Company has also consummated its previously announced agreements with Kevin
M. Gagne, its founder and former chief executive officer, to cancel a promissory note in the principal amount of approximately $300,000 and certain severance obligations owed to him in exchange for the issuance of convertible preferred stock with a stated value of approximately $200,000. The preferred stock is convertible into shares of Company common stock at $2.00 per share. The Company also repaid in full a promissory note owed to Mr. Gagne in the principal amount of $100,000.

Effective with the consummation of these transactions, Bradley Gordon and John
J. Tsucalas resigned as directors of the Company, and Steven M. Rabinovici, Kirk
M. Warshaw and John C. Rudy were elected as directors of the Company. Mr. Rabinovici has over 25 years experience as a senior executive in both the profit and non-profit sectors, most recently as the chief executive officer of Complete Management Inc., a physician practice management company. Mr. Warshaw is a financial professional with over 20 years experience providing accounting, financial and advisory services. Mr. Warshaw has been a Certified Public Accountant since 1982. Mr. Rudy has over 35 years of experience in financial and business operations, most recently as founder and president of Beacon Consulting Associates, a business consulting and accounting firm. Mr. Rudy has been a Certified Public Accountant since 1972.

President Donald A. Wojnowski Jr. stated, "We are delighted with the closing of these transactions. We believe that the additional equity and the related balance sheet improvements that has occurred in connection with the closing of these transactions not only returns our stockholders' equity to a positive value, but also provides additional capital to allow the Company to expand its business. In combination with our return to profitability in the first quarter, we believe the Company's business plan is on track and will allow for future growth of revenues and profits."

Mr. Wojnowski concluded, "We greatly appreciate the service of Mr. Tsucalas and Mr. Gordon. Each of our new directors has significant and varied business experience and we look forward to their contributions to our Company."

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EFH Partners has also consummated its previously announced agreement with Mr.
Gagne, pursuant to which EFH Partners acquired from Mr. Gagne 500,000 shares of Company common stock and an option to purchase an additional 1,050,000 shares of Company common stock. Mr. Gagne has granted to EFH Partners an irrevocable proxy to vote the shares of company common stock covered by the option with certain limited exceptions.

As a result of the consummation of all of these transactions, EFH Partners owns 500,000 shares of Company common stock and owns convertible preferred stock and an option from the Company, which allows them to acquire an additional 2,833,332 shares, or an aggregate of approximately 49% of the Company's outstanding common stock. In addition, EFH Partners has the right to acquire an additional 1,050,000 shares from Mr. Gagne, which if purchased after the conversion of the preferred stock and exercise of the option would result in EFH Partners owning approximately 66% of the Company's outstanding common stock.

About Empire Financial Holding Company

Empire Financial Holding Company, through its wholly owned subsidiary, Empire Financial Group, Inc., provides full-service retail brokerage services through its network of independently owned and operated offices and discount retail securities brokerage via both the telephone and the Internet. Through its market-making and trading division, the Company offers securities order execution services for unaffiliated broker dealers and makes markets in domestic and international securities. Empire Financial also provides turn-key fee based investment advisory and registered investment advisor custodial services through its wholly owned subsidiary, Empire Investment Advisors, Inc.

Forward-Looking Statement Disclaimer

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, without limitation, the ability of the Company to continue as a going concern, fluctuations in the volume of transactional services provided by the Company, competition with respect to financial services commission rates, the effect of general economic and market conditions, factors affecting the securities brokerage industry as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

     FOR FURTHER INFORMATION:
     At the Company:
     Donald A. Wojnowski Jr.
     President
     (407) 774-1300
     investorrelations@empirenow.com

     At Financial Relations Board:
     Lasse Glassen
     General Information
     (310) 854-8313
     lglassen@financialrelationsboard.com

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